Exhibit 10.27

DISTRIBUTION AND INDEMNITY AGREEMENT
BETWEEN
BORG-WARNER SECURITY CORPORATION
and
BORG-WARNER AUTOMOTIVE, INC.

DISTRIBUTION AND INDEMNITY AGREEMENT

TABLE OF CONTENTS

ARTICLE I.    DEFINITIONS…..……………………………………………………    1

Section 1.01    General…………………………………………………….…    1

ARTICLE II.     THE DISTRIBUTION…………………………………………………    3

Section 2.01    The Distribution ....……………………………………………    3
Section 2.02     Cooperation Prior to the Distribution .………………………     4
Section 2.03     Conditions to the Distribution ………………………………..     4

ARTICLE III.    TRANSACTIONS RELATING TO
THE DISTRIBUTION………………………………………………    5

Section 3.01    Intercorporate Reorganization…………………………..…….    5
Section    3.02     Intercompany Indebtedness……………………………………    5
Section    3.03     Other Agreements……………………………………………...    5
Section 3.04     Automotive Charter and Bylaws……………………………....    5
Section 3.05     Insurance………………………………………………………..    5

ARTICLE IV.    INDEMNIFICATION…………………………………………………..    6

Section 4.01     Indemnification by BWC………………………………………     6
Section 4.02     Indemnification by Automotive……………………………….    7
Section 4.03     Limitations on Indemnification
Obligations……………………………………………………    7
Section 4.04     Procedures for Indemnification…………………………………    8
Section 4.05     Remedies Cumulative…………………………………………..    11
Section 4.06    Survival of Indemnities…………………………………………    11

ARTICLE V.    ACCESS TO INFORMATION………………………………………….    11

Section 5.01     Access to Information……………………………………………    11
Section 5.02     Production of Witnesses…………………………………………    12
Section 5.03     Retention of Records…………………………………………….    12
Section 5.04     Confidentiality……………………………………………………    12

ARTICLE VI.    MISCELLANEOUS………………………………………………………    13

Section 6.01     Complete Agreement; Construction…….………………………     13
Section 6.02    Survival of Agreements…………………………………………    13
Section    6.03    Expenses……..………………………………………………….    13
Section    6.04     Governing Law…………………………………………………..    13
    Section    6.05    Notices……………………………………………………………    14
Section    6.06    Amendments……………………………………………………..    14
Section    6.07    Successors and Assigns…………………………………………    14
Section    6.08    Termination………………………………………………………    14
Section    6.09    No Third-Party Beneficiaries……………………………………    14
Section    6.10    Titles and Headings………………………………………………    15
Section     6.11     Legal Enforceability……………………………………………    15

DISTRIBUTION AND INDEMNITY AGREEMENT

DISTRIBUTION AND INDEMNITY AGREEMENT (this "Agreement"), dated as of January 27, 1993, between BORG-WARNER SECURITY CORPORATION, a Delaware corporation ("BWC"), and BORG-WARNER AUTOMOTIVE, INC., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of BWC ("Automotive").
WHEREAS, the Board of Directors of BWC has determined that it is appropriate and desirable to spin off its holdings of Automotive by distributing all outstanding shares of Automotive Common Stock on a pro rata basis to the holders of the common stock of BWC; and
WHEREAS, BWC and Automotive have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect such distribution and certain other agreements that will govern certain matters relating to such distribution;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01     General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.
Affiliate: as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, including with respect to BWC any BWC Subsidiary and with respect to Automotive any Automotive Subsidiary.
Automotive Common Stock: the Class A Common Stock, $.01 par value, of Automotive.
Automotive Financing: as defined in Section 2.02(a) hereof.
Automotive Subsidiary: Any subsidiary of Automotive that will remain a subsidiary of Automotive immediately following the Distribution Date, and any other subsidiary of Automotive which thereafter may be organized or acquired.
BWC Board: the Board of Directors of BWC.
BWC Non-Voting Stock: the Series I Non-Voting Common Stock, $.01 par value, of BWC.
BWC Subsidiary: any subsidiary of BWC other than Automotive or any Automotive Subsidiary.
BWC Voting Stock: the Common Stock, $.01 par value, of BWC.
Benefits Agreement: the Benefits Agreement between BWC and Automotive, the form of which is attached as Annex A.
Code: the Internal Revenue Code of 1986, as amended.

Distribution: the distribution to holders of BWC Voting Stock and BWC Non-Voting Stock of the shares of Automotive Common Stock owned by BWC on the Distribution Date.
Distribution Date: the date determined by the BWC Board on which the Distribution shall be effected.
Insurance Proceeds: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves), retrospectively rated premium adjustments, deductibles, retentions, or costs paid by such insured.
Liabilities: any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating there¬to, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.
Losses: any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).
Record Date: the close of business on the date to be determined by the BWC Board as the record date for the Distribution.
Service Agreement: the Service Agreement between BWC and Automotive, the form of which is attached hereto as Annex B.
Subsidiaries: the term "subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.
Tax Sharing Agreement: the Tax Sharing Agreement between BWC and Automotive, the form of which is attached hereto as Annex C.
Trademark Agreement: the Trademark and Trade Name License Agreement between BWC and Automotive, the form of which is attached hereto as Annex D.
ARTICLE II
THE DISTRIBUTION
Section 2.01     The Distribution. Subject to Section 2.03 hereof, on the Distribution Date, BWC will cause Automotive to issue to the holders of record of BWC Voting Stock and BWC Non-Voting Stock on the Record Date, stock certificates representing in the aggregate all of the then outstanding shares of Automotive Common Stock, and shall distribute such certificates as soon as practicable thereafter to such holders or their designated transferees. The Distribution shall be effective as of 5:00 P.M., New York City time, on the Distribution Date. Automotive will provide to BWC all share certificates and any information required in order to complete the Distribution on the basis of one share of Automotive Common Stock for each share of BWC Voting Stock and BWC Non-Voting Stock outstanding on the Record Date.
Section 2.02     Cooperation Prior to the Distribution.
(a)    BWC and Automotive shall cooperate in arranging for a bank credit facility or other financing for Automotive in the amount of $350 million, a portion of the proceeds of which will be used for the repayment of intercorporate indebtedness as provided in Section 3.02 hereof (the "Automotive Financing") and which will serve as a source of funding for Automotive's working capital needs.
(b)    BWC and Automotive shall cooperate in preparing any agreements or other documents which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement or the Benefits Agreement.
Section 2.03     Conditions to the Distribution. This Agreement and the consummation of each of the transactions provided for herein shall be subject to approval of the BWC Board. The BWC Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, but in no event shall the Distribution Date occur prior to such time as each of the following has occurred or has been waived by the BWC Board in its sole discretion: (i) the consent to the Distribution of the lenders under BWC's existing bank credit agreement shall have been obtained or BWC shall have obtained an appropriate substitute line of credit; (ii) any required regulatory approvals and all other material consents required to effect the Distribution shall have been received; (iii) the BWC Board shall have formally approved the Distribution; (iv) the Automotive Financing shall have been completed; (v) BWC shall have received an opinion of counsel in form satisfactory to BWC that the Distribution will be a distribution described in Section 355(a) of the Code; and (vi) the transactions contemplated by Sections 3.01, 3.02 and 3.03 shall have been consummated in all material respects; provided that the satisfaction of such conditions shall not create any obligation on the part of BWC or any other party hereto to effect the Distribution or in any way limit BWC's power of termination set forth in Section 6.08 or alter the consequences of any such termination from those specified in such Section.
ARTICLE III
TRANSACTIONS RELATING TO THE DISTRIBUTION
Section 3.01     Intercorporate Reorganization. Prior to the Distribution Date, BWC and Automotive shall take all steps necessary to increase the outstanding shares of Automotive Common Stock so that immediately prior to the Distribution, BWC will hold a number of shares of Automotive Common Stock equal to the sum of the number of shares of BWC Voting Stock and the number of shares of BWC Non-Voting Stock outstanding on the Record Date. Such shares of Automotive Common Stock shall be the only capital stock of Automotive outstanding immediately prior to the Distribution.
Section 3.02     Intercompany Indebtedness. Immediately prior to the Distribution, Automotive shall pay $156,119,770.12 to BWC to reduce the intercompany indebtedness owed to BWC by Automotive and the Automotive Subsidiaries. Any intercompany indebtedness owed to BWC after such reduction shall be cancelled as a contribution to the capital of Automotive.
Section 3.03     Other Agreements. On or prior to the Distribution Date, BWC and Automotive shall execute and deliver the Tax Sharing Agreement, the Trademark Agreement, the Service Agreement and the Benefits Agreement.
Section 3.04     Automotive Charter and Bylaws. Prior to the Distribution Date, BWC shall cause the Amended and Restated Certificate of Incorporation of Automotive, substantially in the form attached hereto as Annex E, to be filed with the Secretary of State of Delaware and to be in effect on the Distribution Date, and the Board of Directors of Automotive shall adopt the Bylaws of Automotive substantially in the form attached hereto as Annex F.
Section 3.05 Insurance.
(a)     BWC has provided insurance coverage to Automotive through various policies maintained by BWC for the benefit of itself and its subsidiaries for workers' compensation, general liability, fire and other types of losses. Automotive has paid premiums to BWC to provide such insurance, with deductibles, and for varying limits of liability. BWC will continue to provide such coverage to Automotive and Automotive Subsidiaries for all insured incidents occurring from the date such coverage first commenced until 12:00 midnight on the Distribution Date or such later date as may be agreed to in writing by BWC and Automotive, and Automotive shall pay BWC the premiums for such coverage in accordance with the past practice established by BWC and Automotive.
(b)    BWC shall use reasonable efforts to assist Automotive and Automotive Subsidiaries in obtaining initial insurance coverage for Automotive and Automotive Subsidiaries from and after the Distribution Date in such amounts as are agreed upon by the parties; provided, however, that the foregoing shall not require BWC to provide financial assistance of any kind. Following the Distribution Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds.
(c)    BWC and Automotive agree that Automotive shall have the right to present claims to BWC or BWC's insurers under all policies of insurance placed by BWC on Automotive's and Automotive Subsidiaries' behalf, or which include Automotive or Automotive Subsidiaries within them, for insured incidents occurring from the date said coverage first commenced until the Distribution Date. The parties agree that any such policies written on a "claims made" rather than "occurrence" basis may not provide coverage to Automotive and Automotive Subsidiaries for incidents occurring prior to the Distribution Date but which are first reported after the Distribution Date.
(d)    With respect to any insured Losses or retroactive premium adjustments relating to assets and/or operations of Automotive and/or Automotive Subsidiaries prior to the Distribution Date or such later date as may be agreed to pursuant to Section 3.05(a) hereof: (i) BWC shall pay over to Automotive any Insurance Proceeds it receives on account of such Losses and any such retroactive premium reductions; and (ii) Automotive and Automotive Subsidiaries shall reimburse BWC for all costs, expenses or payments made by BWC after the Distribution Date to insurers on account of such Losses (including, without limitation, any self-insured retention payments) and any such retroactive premium increases.
ARTICLE IV
INDEMNIFICATION
Section 4.01     Indemnification by BWC. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Benefits Agreement, and except with respect to insurance claims, which shall be governed by Sections 3.05(d) and 4.03 hereof, BWC shall indemnify, defend and hold harmless Automotive, each Affiliate of Automotive and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Automotive Indemnitees") from and against any and all Losses of the Automotive Indemnitees arising out of or due to the failure of BWC or any of its Affiliates to pay, perform or otherwise discharge in due course any item set forth on Schedule A. Anything in this Section 4.01 to the contrary notwithstanding, neither BWC nor any BWC Subsidiary shall have any liability whatsoever to either Automotive or any Automotive Subsidiary in respect of any Tax (as such term is defined in the Tax Sharing Agreement), except as otherwise provided in Schedule A hereto, in the Benefits Agreement or in the Tax Sharing Agreement.
Section 4.02     Indemnification by Automotive. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Benefits Agreement, and except with respect to insured claims, which shall be governed by Sections 3.05(d) and 4.03 hereof, Automotive shall indemnify, defend and hold harmless BWC, each Affiliate of BWC and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "BWC Indemnitees") from and against any and all Losses of the BWC Indemnitees arising out of or due to the failure or alleged failure of Automotive or any of its Affiliates to pay, perform or otherwise discharge in due course any item set forth on Schedule B. Anything in this Section 4.02 to the contrary notwithstanding, neither Automotive nor any Automotive Subsidiary shall have any liability whatsoever to either BWC or any BWC Subsidiary in respect of any Tax, except as otherwise provided in Schedule B hereto, in the Benefits Agreement or in the Tax Sharing Agreement.

Section 4.03     Limitations on Indemnification Obligations. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.
Section 4.04     Procedures for Indemnification.
Procedures for Indemnification of Third Party Claims. Procedures for Indemnification of Third Party Claims shall be as follows:
(a)    If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement or to the Tax Sharing Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 4.01, 4.02 or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 4.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.
(b)    An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 4.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04(b), such Indemnitee may defend or (subject to the remainder of this Section 4.04(b)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying

Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.
(c)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims.
(d)    Notwithstanding anything else in this Section 4.04 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.
(e)    Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.
(f)    In addition to any adjustments required pursuant to Section 4.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.
(g)    In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
Section 4.05     Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 4.06     Survival of Indemnities. The obligations of BWC and Automotive under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of the other related to such assets, businesses or Liabilities.

ARTICLE V
ACCESS TO INFORMATION
Section 5.01     Access to Information. From and after the Distribution Date, BWC shall afford to Automotive and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within BWC's possession relating to Automotive or any Automotive Subsidiary, insofar as such access is reasonably required by Automotive or any Automotive Subsidiary. Similarly, Automotive shall afford to BWC and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Automotive's possession relating to BWC or any BWC Subsidiary and insofar as such access is reasonably required by BWC or any BWC Subsidiary. Information may be requested under this Article V for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.
Section 5.02     Production of Witnesses. After the Distribution Date, each of BWC and Automotive and its respective subsidiaries shall use reasonable efforts to make available to the other party and its subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.
Section 5.03     Retention of Records. Except as otherwise required by law or agreed to in writing, each of BWC and Automotive shall retain, and shall cause its subsidiaries to retain following the Distribution Date, for a period consistent with the document retention policies in effect at BWC and Automotive, respectively, all significant Information relating to the business of the other and the other's subsidiaries. In addition, after the expiration of the applicable periods, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such Information shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.
Section 5.04     Confidentiality. Each of BWC and the BWC Subsidiaries on the one hand, and Automotive and the Automotive Subsidiaries on the other hand, shall hold, and shall cause its Representatives to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to either this Agreement or the Tax Sharing Agreement (except to the extent that such Information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.
ARTICLE VI
MISCELLANEOUS
Section 6.01     Complete Agreement: Construction. This Agreement, the Benefits Agreement, the Service Agreement and the Tax Sharing Agreement, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Tax Sharing Agreement or the Benefits Agreement, the provisions of the Tax Sharing Agreement or the Benefits Agreement, as the case maybe, shall control.
Section 6.02     Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.
Section 6.03     Expenses. Except as otherwise set forth in this Agreement, the Benefits Agreement or the Tax Sharing Agreement, all costs and expenses arising on or prior to the Distribution Date (whether or not then payable) in connection with the Distribution (other than (i) costs incurred in connection with any financing arrangements entered into by Automotive or any of its subsidiaries, (ii) any fees charged by the rating agencies for rating Automotive securities, (iii) the fees and expenses of any outside consultant or counsel retained by Automotive, (iv) costs incurred in engraving and printing the stock certificates of Automotive, (v) costs (including attorneys' fees) of establishing any new employee benefit or compensation plans of Automotive, and (vi) expenses, including any lenders' or agents' fees, incurred in connection with the Automotive Financing, which shall be paid by Automotive) shall be paid by BWC to the extent that appropriate documentation concerning such costs and expenses shall be provided to BWC.
Section 6.04     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
Section 6.05     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telex or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:
if to BWC:
Borg-Warner Security Corporation
200 South Michigan Avenue
Chicago, Illinois 60604
Attention: General Counsel

if to Automotive:
Borg-Warner Automotive, Inc.
200 South Michigan Avenue
Chicago, Illinois 60604
Attention: General Counsel

Section 6.06     Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.
Section 6.07     Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
Section 6.08     Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the BWC Board without the approval of Automotive or BWC's shareholders. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 6.03.
Section 6.09     No Third-Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of BWC or Automotive or any BWC or Automotive Subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 6.10     Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 6.11     Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BORG-WARNER SECURITY CORPORATION
By:          /s/

BORG-WARNER AUTOMOTIVE, INC.
By:         /s/ Robin J. Adams

SCHEDULE A

Items with respect to which BWC will indemnify the Automotive Indemnitees in accordance with Section 4.01 of the Agreement:
All Losses arising out of the businesses conducted or to be conducted by BWC or any BWC Subsidiary, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, excluding (i) the businesses conducted (formerly or currently) or to be conducted by Automotive (whether directly or through a subsidiary or Affiliate of Automotive), the Automotive Subsidiaries and any previously owned division, subsidiary or Affiliate of Automotive and (ii) any businesses related to the design, manufacture or marketing of parts, assemblies or components used in, or designed for use in, cars, trucks, boats, tractors or other vehicles.

SCHEDULE B
Items with respect to which Automotive will indemnify the BWC Indemnitees in accordance with Section 4.02 of the Agreement:
(1)    All Losses arising out of any guarantees or obligations to third parties of BWC or any BWC Subsidiary with respect to any obligations of Automotive or any Automotive Subsidiary to third parties.
(2)    All Losses arising out of the businesses conducted (formerly or currently) or to be conducted by Automotive (whether directly or through a subsidiary or Affiliate of Automotive), the Automotive Subsidiaries and any previously owned division, subsidiary or Affiliate of Automotive, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, including without limitation any Losses that any BWC Indemnitee may incur under environmental laws or regulations relating to the operations of BWC's Automotive Group and any Losses arising out of the Automotive Financing.
(3)    All Losses arising out of any businesses related to the design, manufacture or marketing of parts, assemblies or components used in, or designed for use in, cars, trucks, boats, tractors or other vehicles.